Exhibit 21.1

Subsidiaries of Acuren Corporation

Subsidiary	Jurisdiction
AAL Delaware Holdco, Inc.	Delaware
ASP Acuren Holdings, Inc.	Delaware
ASP Acuren Intermediate Holdings, Inc.	Delaware
Rockwood Service Corporation	Delaware
TEI Analytical Servics, Inc.	Delaware
GBOG Holding Corporation	Delaware
Echo NDE USA, Inc.	Delaware
ADV Integrity, Inc.	Texas
Acuren Inspection, Inc.	Delaware
Acuren Wind US Inc.	Delaware
Acuren USA, Inc.	Delaware
Rockwood Canada Holdings Ltd.	Nova Scotia
Rockwood Canada Inc.	Alberta
Acuren Inc.	New Brunswick
Rockwood Canada Shared Services Inc.	Alberta
Century Inspection, Inc.	Delaware
HT Engineering Inc.	Michigan
Versa Integrity Group, Inc.	Delaware
BakosNDT Ltd.	Alberta
Echo NDE Inc.	Alberta
Nextgen Task Inspection Inc.	Alberta
Triquest Nondestructive Testing Corp.	Alberta
2471981 Alberta Ltd.	Alberta
Acuren Group Inc.	Alberta
Acuren Industrial Holdings Inc.	Alberta
Applied Inspection Ltd.	United Kingdom
Cambridge Materials Testing Ltd.	Ontario
Acuren Wind Canada Inc.	Quebec
Eclipse Scientific Products Inc.	Ontario
Tacten Industrial Inc.	Nova Scotia